Contact:	Timothy R. Yost	2000 Pennsylvania Avenue, N.W.
	Chief Financial Officer	Suite 6000
	(202) 777-5455	Washington, D.C. 20006
	heroldl@executiveboard.com	www.executiveboard.com

THE CORPORATE EXECUTIVE BOARD COMPANY
RESOLVES SALES AND USE TAX REFUND APPLICATION

WASHINGTON, D.C. (May 13, 2004) — The Corporate Executive Board Company (CEB) (NASDAQ/NM: EXBD) today announced that it has resolved the sales and use tax refund denial with The Office of Tax and Revenue (OTR) of the Government of the District of Columbia. OTR has accepted CEB’s position under the Qualified High Technology Company (QHTC) provisions of the New E-conomy Transformation Act of 2000 that the Company is entitled to receive a refund of sales and use taxes previously paid on eligible purchases. The outcome of this process is consistent with the position taken by the QHTC Activity Review Committee of the Office of Tax and Revenue, which accepted the Company’s QHTC status in October 2003.

The Corporate Executive Board Company is a leading provider of best practices research and analysis focusing on corporate strategy, operations and general management issues. CEB provides its integrated set of services currently to more than 2,100 of the world’s largest and most prestigious corporations, including over 75% of the Fortune 500. These services are provided primarily on an annual subscription basis and include best practices research studies, executive education seminars, customized research briefs and Web-based access to on-line decision support tools and a library of over 275,000 corporate best practices.

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